UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   September 8, 2011

CLEANTECH SOLUTIONS INTERNATIONAL, INC.

(Exact name of registrant as specified in Charter)

Delaware	001-34591	74-2235008
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

No. 9 Yanyu Middle Road
Qianzhou Village, Huishan District, Wuxi City
Jiangsu Province, People’s Republic of China

 (Address of Principal Executive Offices)

(86) 51083397559

 (Registrant’s Telephone number)

Copies to:
Asher S. Levitsky PC
Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, New York 10017
Phone: (646) 895-7152
Fax: (646) 895-7182
E-mail: alevitsky@egsllp.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 8, 2011, the Company received a staff deficiency notice from The Nasdaq Stock Market informing the Company that its common stock, par value $0.001 per share, failed to comply with the $1.00 minimum bid price required for continued listing on The Nasdaq Global Market under Nasdaq Listing Rule 5450(a)(1). The Company failed to meet this test because the closing bid price for the Company’s common stock for each trading day in the 30 day period from July 27, 2011 to September 7, 2011 was less than $1.00 per share.

Nasdaq’s letter stated that to regain compliance, the closing bid price for the Company’s common stock must be at least $1.00 for a minimum of 10 consecutive business days within the 180-day compliance period ending on March 6, 2012.  In the event the Company does not regain compliance within this period, it may be eligible for additional time by filing a listing application to transfer its common stock to the Nasdaq Capital Market.

The Company has announced that it is considering options, including a reverse split, in order to be in compliance with the Nasdaq requirements for the continued listing of its common stock on the Nasdaq Stock Market.

On September 12, 2011, the Company issued a press release with respect to Nasdaq’s staff deficiency notice.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release issued September 12, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 12, 2011	Cleantech Solutions International, Inc.

By:	/s/ Fernando Liu
Fernando Liu
Chief Financial Officer